Exhibit 23.1

Tel: 214-969-7007	700 North Pearl, Suite 2000
Fax: 214-953-0722	Dallas, TX 75201
www.bdo.com

Consent of Independent Registered Public Accounting Firm

Assured Pharmacy, Inc.
Frisco, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2013, relating to the consolidated financial statements of Assured Pharmacy, Inc. and subsidiaries (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/  BDO USA, LLP
      BDO USA, LLP
      Dallas, Texas

May 13, 2013